As filed with the Securities and Exchange Commission on June 28, 2002.
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   QIAGEN N.V.
             (Exact name of registrant as specified in its charter)

                 The Netherlands                               2836/3559                                Not Applicable
(State or other jurisdiction of incorporation or      (Primary Standard Industrial         (I.R.S. Employer Identification Number)
                  organization)                       Classification Code Number)

                                 Spoorstraat 50
                                  5911 KJ Venlo
                                 The Netherlands
                                 +31-77-320-8400
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  Byron Hewett
                   Senior Vice President, Sales and Marketing
                                  QIAGEN, Inc.
                              28159 Avenue Stanford
                               Valencia, CA 91355
                                 (661) 294-7940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 With a copy to:
                          Jonathan L. Kravetz, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111
                                 (617) 542-6000

     Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest
reinvestment, check the following box.                                       [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [_]

                                           CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                                Proposed Maximum
Title of Each Class of          Amount to be        Proposed Maximum            Aggregate Offering        Amount of
Securities to be Registered    Registered/(1)/   Offering Price per Share/(2)/        Price           Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common shares, EURO 0.01 par      564,334                $10.95                   $6,179,457.30            $568.51
value
=========================================================================================================================

/(1)/ Includes (i) 564,334 common shares to be offered and sold by the selling shareholders and (ii) an indeterminate number of additional common shares as may from time to time become issuable by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416.
/(2)/ The price of $10.95 per share which was the average of the high and low prices of the common shares reported by the Nasdaq Stock Market on June 26, 2002, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   QIAGEN N.V.

                              564,334 Common Shares
                         (par value EUR 0.01 per share)

     We are registering 564,334 common shares for sale by the securityholders identified in this prospectus as the selling shareholders.

     The selling shareholders may sell the common shares at prices and on terms determined by the market, in negotiated transactions or through underwriters. The selling shareholders are identified and information with respect to them is provided under the caption "Selling Shareholders" in this prospectus.

     We will not receive any of the proceeds from the sale of such shares.


Investing in our common shares involves risks. See "Risk Factors" beginning on page 5.


     Our common shares are listed on the Nasdaq National Market under the symbol "QGENF" and on the Neuer Markt trading segment of the Frankfurt Stock Exchange under the symbol "QIA." On June 26, 2002, the last reported sale price of our common shares on the Nasdaq National Market was $11.06.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June __, 2002.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     We are incorporated under the laws of The Netherlands and a substantial portion of our assets are located outside the United States. In addition, members of our Managing and Supervisory Boards, our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against such persons in U.S courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws.

     We have been advised by legal counsel in The Netherlands, De Brauw Blackstone Westbroek N.V., that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, officers or certain experts named herein who are residents of The Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on such persons in an original action predicated solely upon the federal securities laws of the United States brought in a competent court in The Netherlands against us or such members, officers or experts, respectively. See "Risk Factors--Enforcement of Judgments".


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 until all of the common shares are sold. The documents we are incorporating by reference are:

          1. Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed on April 2, 2002;

          2. Our reports on Form 6-K, including our report for the quarterly period ended March 31, 2002, filed on May 31, 2002; and our report dated June 19, 2002, which includes a copy of our proxy statement dated May 15, 2002 and our 2001 annual report, filed on June 20, 2002;

          3. All other documents or reports filed by the Company pursuant to
     Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering of the common shares offered hereby, including all annual reports on Form 20-F and any Form 6-K which we file with the Commission wherein we identify that such form is being incorporated by reference into this prospectus; and

          4. The description of our common shares contained in our registration statement on Form 8-A filed with the Commission on June 14, 1996, including any amendments or reports filed for purposes of updating such description.

     On May 28, 2002, we announced that we had entered into an agreement to acquire GenoVision AS, a Norwegian company focused on the development of reagents and solutions for certain nucleic acid diagnostic markets, such as the HLA market. We completed this acquisition on June 14, 2002. Subject to the terms of the agreement, we paid approximately $14 million in cash and issued approximately 940,000 shares of our common stock in exchange for all of the outstanding stock of GenoVision. In addition, we agreed to pay a success fee of up to $3 million based on GenoVision's performance in the twelve months following the acquisition.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Company, Spoorstraat 50, 5911 KJ Venlo, The Netherlands, Attention: Secretary, telephone: +31-77-320-8400.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified, shall not be deemed to constitute a part of this prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this prospectus.


                              AVAILABLE INFORMATION

     We have filed with the Commission in Washington, D.C. a Registration Statement on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the common shares offered hereby. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the common shares offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act, applicable to foreign private issuers, and in accordance therewith we file or furnish reports and other information with or to the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed or furnished by us, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at its principal offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                               PROSPECTUS SUMMARY

     This summary highlights information incorporated by reference or contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference herein carefully, including the "Risk Factors" section contained herein and the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.


                                   The Company

     We were incorporated on April 29, 1996 as a public limited liability company ("naamloze vennnootschap") under Dutch law as a holding company for our wholly owned subsidiaries, and have our legal seat in Venlo, The Netherlands. As a holding company, we conduct our business through our wholly-owned subsidiaries:

        .  QIAGEN GmbH (Germany),
        .  QIAGEN Ltd. (England),
        .  QIAGEN AG (Switzerland),
        .  QIAGEN S.A. (France),
        .  QIAGEN Pty. Ltd. (Australia),
        .  QIAGEN Inc. (Canada),
        .  QIAGEN K.K. (Japan)
        .  QIAGEN S.p.A. (Italy),
        . QIAGEN Instruments AG, formerly Rosys Instruments AG (Switzerland), . QIAGEN Operon GmbH (Germany),
        .  Sawady Technologies Co., Ltd. (Japan), and
        .  QIAGEN North American Holdings, Inc. (United States).

     QIAGEN North American Holdings, Inc. wholly owns our other U.S. subsidiaries: QIAGEN, Inc., QIAGEN Sciences, Inc. QIAGEN Genomics, Inc. and QIAGEN Operon, Inc. (United States). In addition, we own 50% of PreAnalytiX GmbH (Germany) and 55% of Accord Co., Ltd. (Japan).

     We believe, based on the nature of our products and technologies and on our United States and European market shares as supported by independent market studies, that we are the world's leading provider of innovative enabling technologies and products for the separation and purification of nucleic acids. Since 1986, we have developed and marketed a broad range of proprietary products for the academic and industrial research market. The increased understanding of nucleic acid structure and function combined with the development of technologies such as Polymerase Chain Reaction (PCR) have resulted in a rapid expansion in the potential uses of nucleic acids beyond the research market into developing commercial markets. These include (1) genomics, (2) nucleic acid-based molecular diagnostics, and (3) genetic vaccination and gene therapy. We believe that by targeting our enabling nucleic acid separation and purification technologies to numerous participants in each of these developing commercial markets, we will optimize and diversify our opportunities for growth.

     Our objective is to expand our leadership position by employing the following strategies: (1) to expand our leadership in the research market and to leverage such leadership to diversify its opportunities for future growth into an array of developing commercial markets, (2) to maintain and further expand technology leadership by investing significant resources in research and development and through strategic acquisitions, (3) to provide a comprehensive portfolio of products for specific nucleic acid handling, separation and purification applications, (4) to accelerate consumable sales through new automation product lines, and (5) to emphasize customer contacts and service.

     On April 17, 2002, we completed the acquisition of Xeragon, Inc. of Huntsville, Alabama, pursuant to an agreement and plan of merger with Xeragon dated as of March 28, 2002. In connection with this acquisition, we issued 564,334 of our common shares to the shareholders of Xeragon in exchange for all of the outstanding capital stock of Xeragon. We structured this acquisition to qualify as a tax-free reorganization. Established in 2001,

Xeragon is a market and technology leader for products and services focusing on synthetic nucleic acids, particularly siRNA. Since synthetic nucleic acids are used in the analysis of nucleic acids purified from natural sources, we believe that Xeragon's products will be highly synergistic with our own and will enable us to extend significantly our presence into the genomics and genetic analysis markets.

     On May 28, 2002, we announced that we had entered into an agreement to acquire GenoVision AS, a Norwegian company focused on the development of reagents and solutions for certain nucleic acid diagnostic markets, such as the HLA market. We completed this acquisition on June 14, 2002. Subject to the terms of the agreement, we paid approximately $14 million in cash and issued approximately 940,000 shares of our common stock in exchange for all of the outstanding stock of GenoVision. In addition, we agreed to pay a success fee of up to $3 million based on GenoVision's performance in the twelve months following the acquisition. We believe that this acquisition will provide us with unique, automated solutions for the purification of nucleic acids based on GenoVisions' proprietary magnetic particle technology. Genovision has two wholly owned subsidiaries: GenoVision VertriebsgesmbH, Austria, and Genovision Inc, USA. In addition, the company owns a 60% share in Particle Solutions AS, Norway.

     Our principal executive offices are located at Spoorstraat 50, 5911 KJ Venlo, The Netherlands, telephone number +31-77-320-8400. We are registered with the trade registry in Venlo, The Netherlands, under no. 12036979. The offices of QIAGEN GmbH, our principal operating subsidiary, are located at Max-Volmer-Strasse 4, D-40724 Hilden, Germany, telephone number +49-2103-29-0. Parties within the United States may also contact QIAGEN, Inc. in Valencia, California at 800-426-8157 to obtain information.


                                  RISK FACTORS

     In addition to the other information in this prospectus, prospective purchasers of the common shares offered hereby should consider carefully the following risk factors in evaluating us and our business. This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "anticipate," "estimate," "continue" or other similar words. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in the sections entitled "Prospectus Summary", and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" incorporated by reference in this prospectus. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below. When considering forward-looking statements, you should keep in mind that the risk factors could cause our actual results to differ significantly from those contained in any forward-looking statement.

An inability to manage our growth or the expansion of our operations could adversely affect our business

     Our business has grown rapidly, with total net revenues increasing from $75.4 million in 1997 to $263.8 million in 2001. We have recently opened our new research and manufacturing facility in Germantown, Maryland, upgraded our operating and financial systems and expanded the geographic area of our operations, resulting in substantial growth in the number of our employees, as well as increased responsibility for both existing and new management personnel. The rapid expansion of our business and growth in personnel may place a strain on our management and operational systems. Our future operating results will depend on the ability of our management to continue to implement and improve our research, product development, sales and marketing and customer support programs, enhance our operational and financial control systems, expand, train and manage our employee base, and effectively address new issues related to our growth as they arise. There can be no assurance that we will be able to manage our recent or any future expansion successfully, and any inability to do so could have a material adverse effect on our results of operations.

We may have difficulty integrating acquisitions of technologies and businesses

     During the past several years we have consummated a number of acquisitions of companies, through which we have gained access to technologies and products that complement our internally developed product lines. In the future, we may acquire additional technologies, products or businesses to expand our existing and planned business. We may not be able to achieve the benefits expected from any potential acquisition in a reasonable time frame, or at all. Acquisitions would expose us to the risks associated with the:

     .  assimilation of new technologies, operations, sites and personnel;

     .  diversion of resources from our existing business and technologies;

     .  inability to generate revenues to offset associated acquisition costs;

     .  inability to maintain uniform standards, controls, and procedures;

     . inability to maintain relationships with employees and customers as a result of any integration of new management personnel;

     .  issuance of dilutive equity securities;

     .  incurrence or assumption of debt; or

     . additional expenses associated with future amortization or impairment of acquired intangible assets or potential businesses.

Our failure to address these risks successfully could have a material adverse effect on our business.

Our operating results may vary significantly

     Our operating results may vary significantly from quarter to quarter and from year to year, depending on factors such as the level and timing of our customers' research and commercialization efforts, timing of our customers' funding, the timing of our research and development and sales and marketing expenses, the introduction of new products by us or our competitors, competitive conditions, exchange rate fluctuations and general economic conditions. Our expense levels are based in part on our expectations as to future revenues. Consequently, revenues or profits may vary significantly from quarter to quarter or from year to year, and revenues and profits in any interim period will not necessarily be indicative of results in subsequent periods.

Our common shares may have a volatile public trading price

     The market price of the common shares since our initial public offering in June 1996 has increased significantly and been highly volatile. In addition to overall stock market fluctuations, factors which may have a significant impact on the market price of the common shares include:

     . announcements of technological innovations or the introduction of new products by us or our competitors;

     .  developments in our relationships with collaborative partners;

     .  quarterly variations in our operating results;

     .  changes in government regulations or patent laws;

     .  developments in patent or other proprietary rights;

     . and general market conditions relating to the pharmaceutical and biotechnology industries.

The stock market has from time to time experienced extreme price and trading volume fluctuations that have particularly affected the market for technology-based companies and that have not necessarily been related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common shares.

Exchange rate fluctuations may adversely affect our business

     Since we currently market our products in over 42 countries throughout the world, a significant portion of our business is conducted in currencies other than the U.S. dollar, our reporting currency. As a result, fluctuations in value relative to the U.S. dollar of the currencies in which we conduct our business have caused and will continue to cause foreign currency transaction gains and losses. Foreign currency transaction gains and losses arising from normal business operations are charged against earnings in the period incurred. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effects of exchange rate fluctuations upon future operating results. While we engage in foreign exchange hedging transactions to manage our foreign currency exposure, there can be no assurance that our hedging strategy will adequately protect our operating results from the effects of future exchange rate fluctuations.

We heavily rely on air cargo carriers and other overnight logistics services

     The Company's customers within the scientific research markets typically do not keep a significant inventory of QIAGEN products and consequently require overnight delivery of purchases. As such, the Company heavily relies on air cargo carriers such as FedEx and UPS. If overnight services are suspended or delayed and other delivery carriers cannot provide satisfactory services, customers may suspend a significant amount of work requiring nucleic acid purification. If there are no adequate delivery alternatives available, sales levels could be negatively affected.

Our continued growth is dependent on the development and success of new products

     Our continued growth is dependent on new product introductions that are well received in the market. We focus our product development efforts on expanding our existing products and developing innovative new products in selected areas where we have expertise and have identified substantial unmet market needs. There can be no assurance that we will be able to introduce new products or that new product releases will be successfully launched and received by our customers.

Competitors may render some or all of our products or future products noncompetitive

     Our primary competition stems from traditional separation and purification methods that utilize widely available reagents and other chemicals. The success of our business depends in part on the continued conversion of current users of such traditional methods to our nucleic acid-based separation and purification technologies and products. There can be no assurance, however, as to how quickly such conversion will occur. We also experience, and expect to continue to experience, increasing competition in various segments of our nucleic acid-based separation business from companies providing nucleic acid-based separation products in kit form. Certain of such competitors have substantially greater financial, research and development, sales and marketing and personnel resources than we do and may have significantly more experience in developing, manufacturing, marketing and supporting new products. There can be no assurance that such companies will not develop products that are directly competitive with our current or planned products or that they will not be able to penetrate markets more rapidly than we can. To the extent that our sales depend on future sales of diagnostic or therapeutic products by our customers, we may also be adversely affected by the intense competition in the pharmaceutical and biotechnology industries. If QIAGEN is not able to maintain its technological advantage over competing products, to expand its market presence, to preserve customer loyalty and thus to compete effectively against its existing or future competitors, QIAGEN's financial condition and results of operations could be materially adversely affected.

Rapid technological change may render some or all of our technologies and products obsolete

     Extensive research and technological change characterize our business environment, and new developments are expected to continue at a rapid pace. There can be no assurance that developments by others will not render our technologies and products uneconomical or obsolete.

We depend on patents and proprietary rights that may fail to protect our business

     Our success will depend to a large extent on our ability to develop proprietary products and technologies and to establish and protect our patent and trademark rights with respect thereto. We currently own 32 issued patents in the United States, 27 issued patents in Germany and 166 issued patents in other major industrialized countries. In addition, we have approximately 235 pending patent applications and we intend to file applications for additional patents as our products and technologies are developed. However, the patent positions of technology-based companies, including QIAGEN, involve complex legal and factual questions and may be uncertain, and the laws governing the scope of patent coverage and the periods of enforceability of patent protection are continuing to evolve. In addition, patent applications in the United States are maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Therefore, no assurance can be given that patents will issue from any patent applications owned by or licensed to us or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, no assurance can be given that any issued patents owned by or licensed to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us.

     The biotechnology industry has been characterized by extensive litigation regarding patents and other intellectual property rights. We are aware that patents have been applied for and/or issued to third parties claiming technologies for the separation and purification of nucleic acids that are closely related to those used by us. From time to time we receive inquiries requesting confirmation that we do not infringe patents of third parties. We endeavor to follow developments in this field, and we do not believe that our technologies and/or products infringe any proprietary rights of third parties. However, there can be no assurance that third parties will not challenge our activities and, if so challenged, that we will prevail. In addition, the patent and proprietary rights of others could require us to alter our products or processes, pay licensing fees or cease certain activities, and there can be no assurance that we will be able to license any technologies that we may require on acceptable terms. In addition, litigation, including proceedings that may be declared by the U.S. Patent and Trademark Office or the International Trade Commission, may be necessary for us to respond to any assertions of infringement, enforce our patent rights and/or determine the scope and validity of our proprietary rights or those of third parties. Litigation could involve substantial cost to us, and there can be no assurance that we would prevail in any such proceedings.

     Certain of our products incorporate patents and technologies that are licensed from third parties. These licenses impose various commercialization, sublicensing and other obligations on us. Our failure to comply with these requirements could result in the conversion of the applicable license from being exclusive to non-exclusive in nature or, in some cases, termination of the license.

     We also rely on trade secrets and proprietary know-how, which we seek to protect through confidentiality agreements with our employees and consultants. There also can be no assurance that any confidentiality agreements between us and our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors will provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. There also can be no assurance that our trade secrets will not otherwise become known or be independently developed by competitors.

     We currently engage in, and from time to time may engage in, collaborations with academic researchers and institutions. There can be no assurance that under the terms of such collaborations, third parties will not acquire rights in certain inventions developed during the course of the performance of such collaborations.

We rely on collaborative commercial relationships to develop some of our products

     Our long-term business strategy includes entering into strategic alliances or marketing and distribution arrangements with corporate partners relating to the development, commercialization, marketing and distribution of certain of our existing and potential products. There can be no assurance that we will be able to negotiate such collaborative arrangements on acceptable terms, or that any such relationships will be scientifically or commercially successful. In addition, there can be no assurance that we will be able to maintain such relationships or that our collaborative partners will not pursue or develop competing products or technologies, either on their own or in collaboration with others.

Our ability accurately to forecast our results during each quarter is impacted by the fact that a substantial percentage of our sales are booked in the final weeks or days of the quarter.

     The markets we serve are characterized by a high percentage of purchase orders being received in the final few weeks or even days of each quarter. Although this varies from quarter to quarter, increasingly our customers generally make a large portion of their purchase decisions late in each fiscal quarter, as both their budgets and requirements for the coming quarter become clearer. As a result, even late in each fiscal quarter, we cannot predict with any certainty whether our revenue forecasts for the quarter will be achieved. Historically, we have been able to rely on the overall pattern of customer purchase orders during prior periods to project with reasonable accuracy our anticipated sales for the current or coming quarters. However, if our customers' purchases during a quarter vary from historical patterns, our final quarterly results could deviate significantly from our projections. Consequently, our revenue forecasts for any given quarter may prove not to have been accurate. Because of the end-of-quarter buying patterns of our customers, we may not have enough information to confirm or revise our sales projections during the quarter. If we fail to achieve our forecasted revenues for a particular quarter, our stock price could be adversely affected.

We have risks relating to doing business internationally

     Our business involves operations in several countries. Our current consumable and BioRobot production and manufacturing facilities are located in Germany, our instrumentation facility is located in Switzerland, and we have added, through the acquisition of the Sawady group of companies in Tokyo, and establishment of QIAGEN Operon GmbH in Cologne, our synthetic DNA production businesses in Japan and Germany. We expect to begin production of certain of our consumable products at our new facility in Germantown, Maryland in the second quarter of 2002. We also operate U.S. facilities in Alameda, California (synthetic DNA production), Valencia, California (sales and distribution), and Bothell, Washington (single nucleotide polymorphism (SNP) analyses). We also have established sales subsidiaries in Japan, the United Kingdom, France, Switzerland, Australia, Canada and Italy. In addition, our products are sold through independent distributors serving more than 42 other countries.

     Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. We have invested heavily in computerized information systems in order to manage more efficiently the widely dispersed components of our operations. In the past year, we have expanded our SAP business information system that integrates our North American and European subsidiaries.

     Our operations are also subject to other risks inherent in international business activities, such as general economic conditions in the countries in which we operate, overlap of different tax structures, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions, exchange controls and changes in tariff and freight rates. As a result of the above conditions, an inability to successfully manage our international operations could have a material adverse impact on our operations.

Our success depends on the continued employment of our key personnel, any of whom we may lose at any time

     Our success depends, to a significant extent, on key members of our management and scientific staff. The loss of such employees could have a material adverse effect on us. Our ability to recruit and retain qualified skilled personnel to perform future research and development work will also be critical to our success. Due to the intense competition for experienced scientists from numerous pharmaceutical and biotechnology companies and academic and other research institutions, there can be no assurance that we will be able to attract and retain such personnel on acceptable terms. Our planned activities will also require additional personnel, including management, with expertise in areas such as manufacturing and marketing, and the development of such expertise by existing management personnel. The inability to recruit such personnel or develop such expertise could have a material adverse impact on our operations.

Our business may require substantial additional capital, which we may not be able to obtain on commercially reasonable terms, if at all

     Our future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

     .  our marketing, sales and customer support efforts;

     .  our research and development activities;

     .  the expansion of our facilities;

     . the consummation of possible future acquisitions of technologies, products or businesses;

     .  the demand for our products and services; and

     .  the refinancing of debt.

     In addition, we have outstanding loan facilities at March 31, 2002 of approximately $70.0 million, of which approximately $61.2 million will become due in May 2003. To the extent that our existing resources are insufficient to fund our activities, we may need to raise funds through public or private financings of debt or equity securities. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us. If adequate funds are not available, we may have to reduce expenditures for research and development, production or marketing, which could have a material adverse effect on our business. To the extent that additional capital is raised through the sale of equity, the issuance of such securities could result in dilution to our shareholders.

Changing government regulations may adversely impact our business

     QIAGEN and our customers operate in a highly regulated environment characterized by continuous changes in the governing regulatory framework. Genetic research activities as well as products commonly referred to as "genetically engineered" - such as certain food and therapeutic products - are subject to governmental regulation in most developed countries, especially in the major markets for pharmaceutical and diagnostic products (i.e., the European Union, the United States, and Japan). In the recent past, several highly publicized scientific successes (most notably in the areas of genomic research and "cloning") have stirred a public debate in which ethical, philosophical and religious arguments have been raised against an unlimited expansion of genetic research and the use of products developed thereby. As a result of this debate, some key countries might increase the existing regulatory barriers; this, in turn, could adversely affect the demand for our products and prevent us from fulfilling our growth expectations. Furthermore, there can be no assurance that any future changes of applicable regulations will not require further expenditures or an alteration, suspension or liquidation of our operations in certain areas, or even in their entirety.

Additionally, we are subject to various laws and regulations generally applicable to businesses in the different jurisdictions in which we operate, including laws and regulations applicable to the handling and disposal of hazardous substances. We do not expect compliance with such laws to have a material effect on our capital expenditures, earnings or competitive position. Although we believe that our procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could have a material adverse effect on us.

     Sales volumes of certain of our products in development may be dependent on commercial sales by our customers of diagnostic and pharmaceutical products, which will require pre-clinical studies and clinical trials. Such trials will be subject to extensive regulation by governmental authorities in the United States and other countries and could impact customer demand for our products.

Risk of price controls is a threat to our profitability

     The ability of many of our customers to successfully market their products depends in part on the extent to which reimbursement for the costs of these products is available from governmental health administrations, private health insurers and other organizations. Governmental and other third party payers are increasingly seeking to contain health care costs and to reduce the price of medical products and services. Therefore, the biotech industry, the diagnostics industry and the pharmaceutical industry, as a whole, is exposed to the potential risk of price controls by these entities. If there are not adequate reimbursement levels, the commercial success of our customers and, hence, of QIAGEN itself - could be adversely affected.

Our business exposes us to potential product liability

     The marketing and sale of nucleic acid-based products and services for certain applications entail a potential risk of product liability, and there can be no assurance that product liability claims will not be brought against us. We currently carry product liability insurance coverage, which is limited in scope and amount, but which we believe is currently appropriate for our purposes. There can be no assurance, however, that we will be able to maintain such insurance at reasonable cost and on reasonable terms, or that such insurance will in fact be adequate to protect us against any or all potential claims or losses.

Provisions of our Articles of Association and Dutch law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common shares

     Our Articles of Association (the "Articles of Association") and the applicable laws of The Netherlands contain provisions that may have anti-takeover effects. Among other things, the Articles of Association provide that our joint meeting of the Supervisory Board and Managing Board (the "Joint Meeting") may make binding nominations for the election of directors, which can only be overridden by shareholders with a two-thirds majority of the votes cast, which majority must represent more than 50 percent of the outstanding shares; that preference shares may in certain instances be issued to third parties selected by us giving such parties preferred dividend rights and placing additional votes in hands friendly to our Supervisory Board; that significant transactions such as a merger or sale of substantially all our assets can only be approved by specified super-majority votes unless such transactions were proposed to the general meeting by the Supervisory Board; and that the Articles of Association can only be amended based on a proposal of our Supervisory Board. Such provisions may have the effect of delaying, deterring or preventing a change in control that might otherwise be considered to be in the best interest of shareholders.

Our holding company structure makes us dependent on the operations of our subsidiaries

     We were incorporated under Dutch law as a public limited liability company and we are organized as a holding company. Currently, our material assets are the outstanding shares of our subsidiaries. We, therefore, are dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of the common shares. The lending arrangement entered into by QIAGEN GmbH with a group of banks led by Deutsche Bank in 2001, limits the amount of distributions that can be made to QIAGEN N.V. during the period the borrowings are outstanding. Dividends or distributions by subsidiaries to us in a currency other than the U.S. dollar may result in a loss upon a subsequent conversion or disposition of such foreign currency, including a subsequent conversion into U.S. dollars.

We do not anticipate paying dividends on our common shares

     We have not paid cash dividends since our inception and do not anticipate paying any cash dividends on the common shares for the foreseeable future. Although we do not anticipate paying any cash dividends, any cash dividends paid in a currency other than the U.S. dollar will be subject to the risk of foreign currency transaction losses.

Future sales of our common shares could adversely affect our stock price

     Future sales of substantial amounts of our common shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the common shares. As of June 14, 2002, we had outstanding 144,384,622 common shares plus 8,668,700 outstanding stock options, of which 4,678,011 were exercisable at June 14, 2002. A total of 18,968,000 common shares are reserved for issuance under our stock option plan. All of our outstanding common shares are freely saleable except 12,250,612 shares held by our affiliates, which are subject to certain limitations on resale.

United States civil liabilities may not be enforceable against us

     We are incorporated under the laws of The Netherlands and substantial portions of our assets are located outside the United States. In addition, certain members of our Managing and Supervisory Boards, our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the U.S. judgments obtained against such persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of

U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and The Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, officers or certain experts named herein who are residents of The Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our Managing or Supervisory Boards, our officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against us or such members, officers or experts, respectively.

Risks and Uncertainties Regarding Forward-Looking Statements

     This Prospectus contains certain forward-looking statements that are subject to certain risks and uncertainties. These statements include statements regarding (i) our ability to maintain relationships with our customers and our broad range of products, (ii) our ability to stay abreast of technological developments, (iii) the size of our markets and potential markets, (iv) our ability to penetrate and expand these markets and the demand for our products,
(v) our ability to increase our production efficiency as a result of expansion in our production capacity, and (vi) our liquidity. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: risks associated with our expansion of operations, management growth, international operations, and dependence on key personnel; intense competition; the variation in our operating results; technological change; our ability to develop and protect proprietary products and technologies and to enter into collaborative commercial relationships; our ability to integrate acquisitions of technologies and businesses; our future capital requirements; and uncertainties as to the extent of future government regulation of our business. As a result, our future development efforts involve a high degree of risk.


                                 DIVIDEND POLICY

     We have never paid cash dividends on our share capital. We currently intend to retain any earnings to finance the growth and development of our business and, therefore, do not intend to pay dividends on our share capital for the foreseeable future.


                                 USE OF PROCEEDS

     All net proceeds from the sale of the common shares being offered will go to the the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeeds from the selling shareholders' sale of their common shares.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common shares as of June 26, 2002 by each selling shareholder both before and after giving effect to this offering. Each of the selling shareholders received his or her common shares in connection with our acquisition of Xeragon, Inc.

                                                                           Number of
                                                                           ---------
                                               Number of Common             Common            Number of Common
                                               ----------------             ------            ----------------
                  Name                           Shares Owned               Shares              Shares Owned
                  ----                           ------------               ------              ------------
                                              Prior to Offering            Offered             After Offering
                                              -----------------            -------             --------------

                                               Number(1)      Percent                         Number(1)      Percent
                                               ---------      -------                         ---------      -------
Patrick Weiss/(2)/                              143,905          *         143,905                  0           *
Violette Weiss                                  143,905          *         143,905                  0           *
Stefan Pitsch                                   141,084          *         141,084                  0           *
Edgar Rutishauser                                28,217          *          28,217                  0           *
Rolf Stalder                                     28,717          *          28,717                  0           *
James R. Hudson, Jr. and Suanne Hudson           28,717          *          28,717                  0           *
Luzy Jenny                                       23,573          *          23,573                  0           *
James R. Hudson, III                             14,108          *          14,108                  0           *
Cindy Jackson                                    14,108          *          14,108                  0           *

 *   Less than 1%
(1) The number of common shares beneficially owned by each shareholder is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any common shares as to which the individual has sole or shared voting power or investment power and also any common shares which the individual has the right to acquire within 60 days after June 26, 2002 through the exercise of any stock option or other right. The inclusion herein of such common shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such common shares.

(2)  Patrick Weiss is the President of Xeragon, Inc.


                              Plan of Distribution

     In addition to covering the resale of the above-mentioned common shares, this prospectus covers an indeterminate number of additional common shares as may from time to time become issuable as a result of any stock split, stock dividend, recapitalization, combination, merger, consolidation, distribution or other similar transactions with respect to the 564,334 common shares discussed above.

     Our common shares offered in this prospectus were originally issued to the selling shareholders pursuant to exemptions from the registration requirements of the Securities Act under Sections 4(2) thereof in connection with our acquisition of Xeragon, Inc. In accordance with registration rights granted to the selling shareholders in the Xeragon acquisition, we have filed a Registration Statement on Form F-3 with the SEC in order to register the securities for resale. The Registration Statement covers the resale of the 564,334 common shares from time to time on the Nasdaq National Market or in privately negotiated transactions. This prospectus forms a part of the Registration Statement. We have also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of the date when the securities covered by the Registration Statement may be sold under SEC Rule 144 within a three-month period or such time as all of the securities covered by the Registration Statement have been sold by the selling shareholders. We have agreed to pay all reasonable fees and expenses for the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that could arise in connection with the selling shareholders' sales of their securities.

     Our 564,334 common shares offered in this prospectus may be offered and sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. Such offers and sales may be made from time to time on a stock exchange, market or trading facility on which the securities are traded or in privately negotiated transactions. These sales may be at prices and on terms prevailing in the market, at prices related to the market price of our common shares or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the securities:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

     . an exchange distribution in accordance with the rules of the relevant exchange;

     .  privately negotiated transactions;

     .  short sales;

     . broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     .  a combination of any such methods of sale; and

     .  any other method permitted by law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, and may sell and deliver the securities in connection with those transactions. The selling shareholders may pledge their shares to their brokers under the margin provisions of their customer agreements. If a selling stockholder defaults on a margin loan, the broker may offer and sell the pledged securities from time to time.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be considered to be "underwriters" within the meaning of the Securities Act in connection with such sales. If so, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     In order to comply with the securities laws of some states, the securities must be offered or sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be offered or sold unless they have been registered or qualified for sale in that particular state or unless an exemption from the registration or qualification requirement is available and is complied with.

     The common shares may be offered anywhere in the world, except that such offer may only be announced to persons who are established, domiciled or have their residence outside the Netherlands, provided that (i) the offer and each announcement of the offer states that the offer is not and will not be made to persons who are resident in the Netherlands, and (ii) the offer and each announcement thereof comply with the laws and regulations of any State where persons to whom the offer is made are resident.

     The anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the common shares by the selling shareholders.

     All proceeds from sales of the 564,334 common shares offered in the prospectus will be the property of the selling shareholders, each of whom will bear the expense of underwriting discounts and selling commissions, if any, and their own related legal fees.


                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, our U.S. counsel. Attorneys at Mintz Levin own an aggregate of 14,000 common shares. The validity of the common shares offered hereby will be passed upon for us by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands. Matters of Dutch tax law will be passed upon for us by Baker & McKenzie, Amsterdam, The Netherlands.


                                     EXPERTS

     The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell and seeking offers to buy our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of June __, 2002. You should not assume that this prospectus is accurate as of any other date.


                                TABLE OF CONTENTS

                                                  Page
                                                  ----
Enforceability of Certain Civil Liabilities......   2
Incorporation of Certain Documents by
   Reference.....................................   2
Available Information............................   3
Prospectus Summary...............................   4
Risk Factors.....................................   5
Dividend Policy..................................  13
Use of Proceeds..................................  13
Selling Shareholders.............................  14
Plan of Distribution.............................  14
Legal Matters....................................  16
Experts..........................................  16


                              564,334 Common Shares
                         (par value EUR 0.01 per share)

                                   QIAGEN N.V.

                                   PROSPECTUS

                                  June __, 2002

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The table sets forth our estimates (other than the SEC and Nasdaq filing fees) of our expenses in connection with the issuance and distribution of the common shares being registered. None of the following expenses are being paid by the selling shareholders.

Item                                                             Amount
                                                                 ------

SEC registration fee.........................................   $568.51
Nasdaq listing fee...........................................
Legal fees and expenses......................................
Accounting fees and expenses.................................   $     0
Miscellaneous fees and expenses..............................   $12,000

Total........................................................   $
                                                                =======


Item 15. Indemnification of Directors and Officers

     The Registrant's Articles of Association provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     The Registrant maintains insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

 Exhibit
 -------
 Number                            Description of Exhibits
 ------      ----------------------------------------------------------------

2.1 --Agreement and Plan of Merger by and among QIAGEN N.V., Xenopus Merger Sub, Inc. and Xeragon, Inc. dated as of March 28, 2002

4.1 --Articles of Association of Registrant as conformed by notorial deed as of July 6, 2000 (English translation) (incorporated by reference to Exhibit 1.1 to the Registrant's Annual Report on Form 20-F for the year ending December 31, 2001 filed with the Securities Exchange Commission on April 2, 2002)

4.2 --Form of Certificate representing Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form F-1, No, 333-4922, effective June 27, 1996)

5.1 --Opinion of De Brauw Blackstone Westbroek N.V. regarding the legality of the common shares being registered

8.1 --Opinion of Baker & McKenzie as to certain Dutch tax matters relative to the common shares

8.2 --Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. as to certain U.S. tax matters relative to the common shares

23.1     --Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit
         5.1)

23.2     --Consent of Baker & McKenzie (included in Exhibit 8.1)

23.3 --Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included in Exhibit 8.2)

24.1     --Powers of Attorney (included in Part II)

99.1     --Press release dated April 18, 2002 titled "QIAGEN Aquires Xeragon,
         Inc."

After reasonable effort, the registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this registration statement, and the registrant has dispensed with the requirement to file their consent in reliance upon Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any ommissions to state a material fact required to be stated therein.

Item 17. Undertakings

A. Rule 415 Offering.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(S).230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

B. Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venlo, The Netherlands, on June 28, 2002.

                                             QIAGEN N.V.


                                                       /s/ Peer M. Schatz
                                             -----------------------------------
                                              Peer M. Schatz, Managing Director,
                                                      Chief Financial and
                                                       Accounting Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Metin Colpan and Peer M. Schatz, and each of them (with full power to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-3 (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) of QIAGEN N.V., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June ___, 2002.

Signatures                          Title                                           Date
----------                          -----                                           ----
/s/ Dr. Metin Colpan                Managing Director, Chief Executive Officer      June 28, 2002
------------------------------
Dr. Metin Colpan

/s/ Peer M. Schatz                  Managing Director, Chief Financial Officer      June 28, 2002
------------------------------
Peer M. Schatz

/s/ Prof. Dr. Detlev Riesner        Chairman of the Board, Supervisory Director     June 28, 2002
------------------------------
Prof. Dr. Detlev Riesner

/s/ Franz A. Wirtz                  Supervisory Director                            June 28, 2002
------------------------------
Dr. Franz A. Wirtz

/s/ Jochen Walter
------------------------------      Supervisory Director                            June 28, 2002
Jochen Walter

/s/ Erik Hornnaess                  Supervisory Director                            June 28, 2002
------------------------------
Erik Hornnaess

/s/ Dr. Manfred Karobath            Supervisory Director                            June 28, 2002
------------------------------
Dr. Manfred Karobath

/s/ Dr. Heinrich Hornef             Supervisory Director                            June 28, 2002
------------------------------
Dr. Heinrich Hornef

              SIGNATURE OF AUTHORIZED REPRESENTATIVE OF QIAGEN N.V.

     Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of QIAGEN N.V., has signed this Registration Statement in Valencia, California on June 28, 2002.

                                              By:  /s/ Byron Hewett
                                                   ---------------------------

                                                   Byron Hewett

                                  EXHIBIT INDEX

Exhibit
-------
Number                        Description of Exhibits
------   -----------------------------------------------------------------------

2.1 Agreement and Plan of Merger by and among QIAGEN N.V., Xenopus Merger Sub, Inc. and Xeragon, Inc. dated as of March 28, 2002.

4.1 Articles of Association of Registrant as conformed by notorial deed as of July 6, 2000 (English translation) (incorporated by reference to Exhibit 1.1 to the Registrant's Annual Report on Form 20-F for the year ending December 31, 2001 filed with the Securities Exchange Commission on April 2, 2002).

4.2 Form of Certificate representing Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form F-1, No, 333-4922, effective June 27, 1996).

5.1 Opinion of De Brauw Blackstone Westbroek N.V. regarding the legality of the common shares being registered.

8.1 Opinion of Baker & McKenzie as to certain Dutch tax matters relative to the common shares.

8.2 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. as to certain U.S. tax matters relative to the common shares.

23.1     Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit
         5.1).

23.2     Consent of Baker & McKenzie (included in Exhibit 8.1).

23.3 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included in Exhibit 8.2).

24.1     Powers of Attorney (included in Part II).

99.1     Press release dated April 18, 2002 titled "QIAGEN Aquires Xeragon,
         Inc."